UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑     Preliminary Proxy Statement
☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☐     Definitive Additional Materials
☐     Soliciting Material Pursuant to § 240.14a-12
UNITED BANKSHARES, INC.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

UNITED BANKSHARES, INC.
P. O. BOX 1508
UNITED SQUARE
FIFTH AND AVERY STREETS
PARKERSBURG, WEST VIRGINIA 26101
NOTICE OF 2008 SPECIAL MEETING OF SHAREHOLDERS
TO THE SHAREHOLDERS
     NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, a Special Meeting of the Shareholders of United Bankshares, Inc. will be held at                                         , on                     , December     , 2008, at                     , local time, for the purpose of considering and voting upon the following matters:
     1. To approve an amendment to Article VI of United’s Articles of Incorporation to authorize the issuance of preferred stock.
     2. To grant management the authority to adjourn, postpone or continue the Special Meeting.
     3. To act upon any other business which may properly come before this Special Meeting or any adjournment or adjournments thereof. The Board of Directors at present knows of no other business to come before this Special Meeting.
     The close of business on October 31, 2008, has been fixed by the Board of Directors as the record date for determining the shareholders entitled to notice of and to vote at this Special Meeting.
     WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE REGARDLESS OF YOUR PLANS TO ATTEND THIS MEETING. IF YOU DO ATTEND, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.
     TWO INDIVIDUALS, WHO ARE NOT DIRECTORS OF UNITED, HAVE BEEN NAMED IN THE PROXY TO VOTE THE SHARES REPRESENTED BY PROXY. IF YOU WISH TO CHOOSE SOME OTHER PERSON TO ACT AS YOUR PROXY, MARK OUT THE PRINTED NAME AND WRITE IN THE NAME OF THE PERSON YOU SELECT.
By Order of the Board of Directors
Richard M. Adams
Chairman of the Board and
Chief Executive Officer
                    , 2008

UNITED BANKSHARES, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TIME
, December , 2008

PLACE

,

ITEMS OF BUSINESS	(1) To amend Article VI of United Bankshares, Inc.’s Articles of Incorporation to authorize the issuance of preferred stock.

(2) To grant management the authority to adjourn, postpone or continue the Special Meeting.

(3) To transact such other business as may properly come before the meeting and any adjournment thereof.

WHO MAY VOTE	You can vote if you were a shareholder of record on October 31, 2008.

PROXY VOTING	Your vote is important. Please vote in one of these ways:

(1) Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or

(2) Submit a ballot at the Special Meeting.
          Richard M. Adams
          Chairman of the Board
YOUR VOTE IS IMPORTANT,
WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING,
PLEASE VOTE YOUR SHARES PROMPTLY.

i

PROXY STATEMENT
VOTING INFORMATION
Purpose
     This Proxy Statement and the accompanying proxy card are being mailed to the shareholders of United Bankshares, Inc. (“United,” the “Company,” “we,” or “us”) beginning on or about                     , 2008. The United Board of Directors is soliciting proxies to be used at the Special Meeting of Shareholders of United, which will be held on          , December     , 2008, at                     , at                                         . Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Special Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Special Meeting or any adjournment of that meeting.
Who Can Vote
     You are entitled to vote if you were a shareholder of record of United stock as of the close of business on October 31, 2008, the record date. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.
Quorum and Shares Outstanding
     A majority of the votes entitled to be cast by the holders of the outstanding shares of United stock must be present, either in person or represented by proxy, in order to conduct the Special Meeting. On October 31, 2008, 43,337,472 shares of United stock were outstanding.
Proxies
     Shareholders of record may vote their proxies by mail, in person, by telephone or by Internet.
     Proxies may be revoked at any time before they are exercised by (1) written notice to the Secretary of the Company, (2) timely delivery of a valid, later-dated proxy or (3) voting at the Special Meeting.
     You may save us the expense of a second mailing by voting promptly. Choose one of the following voting methods to cast your vote.
Vote By Mail
     If you choose to vote by mail, simply mark your proxy, date and sign it, and return it to us in the postage-paid envelope provided.
Vote By Telephone or Internet
     If you have telephone or Internet access, you may submit your proxy by following the instructions on the proxy card.
Vote at the Special Meeting
     The method by which you vote now will in no way limit your right to vote at the Special Meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Special Meeting.
     All shares that have been properly voted and not revoked will be voted at the Special Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.
Voting on Other Matters
     If any other matters are properly presented for consideration at the Special Meeting, the persons named in the enclosed form of proxy will have the discretion to vote on those matters for you. On the date this proxy statement went to press, we do not know of any other matter to be raised at the Special Meeting.
Required Vote
     The amendment to Article VI of the Articles of Incorporation requires that a majority of the votes entitled to be cast by the holders of the outstanding shares of United stock be present at the Special Meeting, either in person or represented by proxy, and that the majority of the votes cast at the Special Meeting be voted in favor of the amendment. Abstentions and broker non-votes are considered as votes against the proposal to amend United Articles of Incorporation.
     The adjournment, postponement or continuation of the Special Meeting also requires that a majority of the votes entitled to be cast by the holders of the outstanding shares of United stock be present at the Special Meeting, either in person or represented by proxy, and that the majority of the votes cast at the Special Meeting be voted in favor of adjournment, postponement or continuation. Abstentions and broker non-votes are not considered as votes cast on a proposal to adjourn, postpone or continue.
     On October 31, 2008, there were 43,337,472 shares of common stock outstanding that are held by approximately 6,646 shareholders of record and 17,467 shareholders in street name. The presence in person or proxy of a majority of the outstanding shares of United Bankshares, Inc. will constitute a quorum at the Meeting.
Appraisal Rights
     Under applicable West Virginia law, United’s shareholders are not entitled to appraisal rights with respect to the proposal to approve the amendment to United’s Articles of Incorporation to authorize the issuance of preferred stock or the proposal to adjourn, postpone or continue the Special Meeting.
Revocation of Proxy
     If you vote by proxy, you may revoke that proxy at any time before it is voted at the Special Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Special Meeting, or (2) attending the Special Meeting in person and casting a ballot.
Shares Held in “Street Name”
     If your United shares are held by a bank, broker or other nominee, then that party is considered the shareholder of record for voting purposes and should give you instructions for voting your shares. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Cost of Proxy Solicitation
     We will pay the expenses of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, electronic transmission, facsimile transmission or by telegram. Brokers, fiduciaries, custodians and other nominees have been requested to forward solicitation materials to the beneficial owners of the Company’s common stock. Upon request we will reimburse these entities for their reasonable expenses.
     In order to facilitate and expedite distribution of these proxy solicitation materials to brokers, fiduciaries, custodians, nominee holders and institutional investors, United has retained BNY Mellon Investor Services of Jersey City, New Jersey (“Mellon”). Pursuant to a retention letter dated                     , 2008, Mellon will contact all broker and other nominee accounts identified on United’s shareholder mailing list in order to facilitate determination of the number of sets of proxy materials such accounts require for purposes of forwarding the same to the beneficial owners. Mellon will then assist in the delivery of proxy materials to these accounts for distribution. Mellon will also (i) assist in the distribution of proxy materials to institutional investors, and (ii) follow-up with any brokers, other nominee accounts and institutional investors, requesting return of proxies. United is not retaining Mellon to solicit proxies from registered holders or from non-objecting beneficial owners. Mellon’s fee for the above services is $                     plus reasonable disbursements that may include the broker search, printing, postage, courier charges, filing reports, data transmissions and other expenses approved by United.
Delivery of Proxy Materials
     To reduce the expenses of delivering duplicate proxy materials to our shareholders, we are relying upon Securities and Exchange Commission (SEC) rules that permit us to deliver only one proxy statement to multiple shareholders who share an address unless we received contrary instructions from any shareholders at that address. If you share an address with another shareholder and have received only one proxy statement and annual report, you may write or call us as specified below to request a separate copy of these materials and we will promptly send them to you at no cost to you. For future meetings, if you hold shares directly registered in your own name, you may request separate copies of our proxy statement, or request that we send only one set of these materials to you if you are receiving multiple copies, by contacting us at: United Bankshares, Inc., Shareholder Relations, 514 Market Street, Parkersburg, WV 26102 or by telephoning us at (304) 424-8800.
List of Shareholders
     If a shareholder requests a list of shareholders entitled to vote at the Special Meeting for purposes of soliciting the shareholders or sending a written communication to the shareholders, then the Company will either (i) provide the list to the requesting shareholder upon receipt of an affidavit of the requesting shareholder that he will not use the list for any purpose other than to solicit shareholders with respect to the Special Meeting; or (ii) mail the requesting shareholder’s materials to the shareholders.

Attending the Special Meeting
     The Special Meeting will be held on                                                             , December     , 2008 at                                          at                          .
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INCORPORATION OF FINANCIAL INFORMATION
     The following financial statements and other portions of United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC on February 27, 2008 (the “Form 10-K”),  the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2008, as filed with the Commission on November 5, 2008 (the “Form 10-Q”), and the Current Report on Form 8-K, as filed with the Commission on October 23, 2008 (the “Form 8-K”), are incorporated by reference herein:

•	financial statements and supplementary financial information of United appearing in Part II, Item 8 to the Form 10-K and in Part I, Item 1 of the Form 10-Q;

•	management’s discussion and analysis of financial condition and results of operations appearing in Part II, Item 7 of the Form 10-K and Part I, Item 2 of the Form 10-Q;

•	quantitative and qualitative disclosures about market risk appearing in Part II, Item 7A of the Form 10-K and Part 1, Item 3 of the Form 10-Q;

•	changes in and disagreements with accountants on accounting and financial disclosure; and

•	financial information appearing in the Form 8-K.

See “Where You Can Find More Information” on how to request copies of these documents.
     All documents filed with the SEC by United pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the meeting are incorporated herein by reference.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in another subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.
     We will provide to each person, including any beneficial owner, to whom a copy of this proxy statement is delivered, a copy of any or all of the information or documents that we have incorporated by reference into this proxy statement. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address and telephone number:
Steven E. Wilson
Executive Vice President & CFO
United Bankshares, Inc.
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(304) 424-8704

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS
     Selection of the independent public accountants for United is made by the Audit Committee of the Board of Directors. Ernst & Young served as United’s independent public accountants for the years ended December 31, 2007 and 2008. Representatives from Ernst & Young will not be present at the Special Meeting.
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INTRODUCTION TO PROPOSALS TO BE VOTED ON
Summary
     The Board of Directors recommends that the shareholders approve a proposed amendment to United’s Articles of Incorporation as described in this Proxy Statement. This amendment would allow the Board of Directors to issue preferred stock with such designations, preferences, rights, qualifications, limitations and restrictions as determined by the Board of Directors. This amendment will, among other things, allow United to participate in a recently-announced voluntary program for direct investment in financial institutions by the U.S. government. This proposed amendment will also give United increased flexibility in structuring capital raising transactions, acquisitions and/or joint ventures. The amendment to United’s Articles of Incorporation will have certain anti-takeover effects with respect to United, as discussed below.
Capital Purchase Program
     On October 14, 2008 the U.S. Treasury (the “Treasury”) announced that, pursuant to the Emergency Economic Stabilization Act, it was implementing a voluntary program (the “Capital Purchase Program”) for certain financial institutions to raise capital by selling preferred stock directly to the U.S. Government. The purpose of the Capital Purchase Program is to encourage U.S. financial institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. The Capital Purchase Program is designed to provide capital to financial institutions on attractive terms. Financial institutions seeking to participate in the Capital Purchase Program must apply by November 14, 2008. The Treasury will determine the eligibility of financial institutions and the amount of capital to be allocated to each institution. Under the terms of the Capital Purchase Program, United may be eligible to receive an investment by the U.S. Government of approximately $197 million based on United’s risk-weighted assets as of September 30, 2008. We cannot assure you that the Treasury will determine to purchase preferred stock from us even if the amendment to the Articles of Incorporation is adopted. For more information on the terms of the Capital Purchase Program, see “Description of the Preferred Stock — Capital Purchase Program” beginning on page [___] of this Proxy Statement.
     Our Articles of Incorporation currently do not authorize preferred stock. To participate in the Capital Purchase Program, we must be authorized to issue preferred stock. If the proposal described below is not approved by the shareholders, we may be unable to participate in the Capital Purchase Program. For more information on the proposed amendment to the Articles of Incorporation, see “Proposal 1: Approve Amendment of Article VI of the Articles of Incorporation to Authorize the Issuance of Preferred Stock” on page [___] of this Proxy Statement.
Other Preferred Stock Financings
     We anticipate that the amount of preferred stock proposed to be authorized will be sufficient for future capital raising transactions in addition to the Capital Purchase Program. Therefore, the Board of Directors believes that, in addition to meeting the requirements for participation in the Capital Purchase Program, the proposed amendments will provide United with greater flexibility in structuring future capital raising transactions and allow United to take advantage of changing market conditions with little or no delay.

PROPOSAL 1: APPROVE AMENDMENT OF ARTICLE 4 OF
THE ARTICLES OF INCORPORATION TO AUTHORIZE
THE ISSUANCE OF PREFERRED STOCK
Background
     United’s Articles of Incorporation currently authorize 100,000,000 shares of common stock with a par value of $2.50 per share as the sole class of capital stock of United. United’s Articles of Incorporation currently do not authorize the issuance of preferred stock. This limits United’s capital structure by preventing United from issuing preferred stock to raise capital and may prevent it from taking advantage of certain recently developed financing techniques to raise capital. For example, various types of hybrid capital instruments that receive favorable treatment by regulatory agencies and credit rating agencies have been developed. However, United can only take advantage of these instruments if it is able to issue preferred stock.
Proposed Amendment
     United’s Articles of Incorporation, as proposed to be amended, would authorize 50,000,000 shares of preferred stock and the number of shares of common stock would remain unchanged at 100,000,000 shares. The authorized preferred stock may be issued by the Board of Directors in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by our Board of Directors. The proposed amendment will allow United more flexibility in its capital structure generally and will potentially allow United to participate in the Capital Purchase Program by issuing preferred stock with the terms described in “Description of the Preferred Stock — Capital Purchase Program” on page ___of this Proxy Statement.
     On November 6, 2008, the Board of Directors adopted the proposed amendment to the Articles of Incorporation, subject to shareholder approval. The proposed amendment is attached as Appendix A to this Proxy Statement, and this discussion is qualified in its entirety by reference to Appendix A. The full text of Article VI of the Articles of Incorporation, as it is proposed to be amended, is set forth below:
“VI. A. The amount of authorized capital stock of the Corporation is Three Hundred Million Dollars ($300,000,000.00), which shall be divided into One Hundred Million (100,000,000.00) shares of common stock with the par value of Two Dollars and Fifty Cents ($2.50) per share and Fifty Million (50,000,000) shares of preferred stock with the par value of One Dollar ($1.00) per share.
     B. The authorized shares of preferred stock of the Corporation may be issued from time to time in one or more series as determined by the Corporation’s Board of Directors, which is also authorized to determine the number of shares authorized for issuance in each series.
     C. All shares of a series of preferred stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series. The Board of Directors is authorized to determine the preferences, limitations, and relative rights of each series of shares, including but not limited to authorizing one or more series of preferred stock that:
          1. Have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by Chapter 31D of the West Virginia Code;
          2. Are redeemable or convertible: (a) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property; or (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
          3. Entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; or
          4. Have preference over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.
     D. The preferences, limitations, and relative rights of each series of preferred shares shall be determined by the Board of Directors before issuing such shares and shall be expressed in articles of amendment that shall be effective without shareholder approval and shall be delivered to the Secretary of State of the State of West Virginia for filing pursuant to Chapter 31D, Article 6, Section 602 of the West Virginia Code, as amended, and as otherwise permitted by Chapter 31D, Article 8, Section 825 of the West Virginia Code, as amended.
     In accordance with the provisions of the West Virginia Corporate Code, the Board of Directors will be authorized to determine the preferences, limitations, and relative rights of (i) any preferred stock before the issuance of any shares of preferred stock and (ii) one or more series of preferred stock before the issuance of any shares of that series.
     If approved, the proposed amendment to the Articles of Incorporation will become effective upon the filing of the Articles of Amendment to the current Articles of Incorporation with the Secretary of State of the State of West Virginia, which United expects to occur promptly after the Special Meeting.
Reasons for the Amendment
     The Board of Directors believes that, in light of the continuing weak economic conditions, United should take all necessary steps to achieve higher capital levels that will position United to remain strong through this crisis, including participating in the Capital Purchase Program. We believe the ability to issue preferred stock is necessary for United to receive capital pursuant to the Capital Purchase Program. In addition, the Board of Directors believes this change will provide United with greater flexibility in structuring future capital raising transactions, acquisitions and/or joint ventures, including taking advantage of financing techniques that receive favorable treatment from regulatory agencies and credit rating agencies. Being able to issue preferred stock without shareholder approval will enable United to engage in financing transactions and acquisitions which take full advantage of changing market conditions with little or no delay.
Potential Effects of the Proposed Amendment
     The actual effect of the issuance of any shares of the Preferred Stock upon the rights of the holders of common stock cannot be stated until the Board of Directors determines the specific rights of any shares of the Preferred stock. However, the effects might include, among other things, restricting dividends on common stock, diluting the voting power of the common stock, reducing the market price of the common stock or impairing the liquidation rights of the common stock without further action by the shareholders. Holders of United’s common stock will not have preemptive rights with respect to the Preferred Stock.
     In deciding whether to issue shares of preferred stock, the Board of Directors will consider the terms of such stock and the effect of the issuance on the operating results of United and its existing shareholders. The Board of Directors may issue preferred stock for capital raising transactions, acquisitions, joint ventures or other corporate purposes that has the effect of making an acquisition of the Company more difficult or costly, as could also be the case if the Board were to issue additional common stock for-such purposes. The Board of Directors will, in the exercise of their fiduciary duties to the shareholders, weigh all factors carefully, together with the needs and prospects of the Company, before committing to the issuance of further shares not requiring shareholder approval. The Board of Directors does not propose this amendment for the purpose of discouraging mergers or changes in control of United.
     The Board intends to issue the shares of preferred stock and the common stock warrants as soon as possible under the Capital Purchase Program. None of United’s directors or executive officers has any financial or other personal interest in this proposal except as described herein.
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Potential Effects on Liquidity and Financial Statements
Overview
     United places great emphasis on maintaining a proper relationship between capital and total assets to support growth and sustain earnings. As of September 30, 2008, United and its banking subsidiaries exceeded regulatory capital requirements for well-capitalized financial institutions. We believe that we have sufficient liquidity to meet our anticipated funding needs even if our application for the Capital Purchase Program is not approved by the Treasury. However, to the extent that the shareholders do not approve the proposed amendment to our Articles of Incorporation described in this Proxy Statement, or if the Treasury does not approve our application to participate in the Capital Purchase Program, our access to capital and credit markets could be adversely impacted and could become more costly.
     In managing our balance sheet, we depend on access to a variety of sources of funding to provide us with sufficient capital resources and liquidity to meet our commitments and business needs. Recently, the volatility and disruption in the capital and credit markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers’ underlying financial strength. If current levels of market disruption and volatility continue or worsen, our ability to access certain sources of funding on satisfactory terms may be disrupted, which may adversely affect our capital costs and, in turn, our liquidity. In light of this uncertainty and volatility, United believes that participation in the Capital Purchase Program would help position United to remain strong through this market disruption.
Pro Forma Financial Information
     The unaudited pro forma condensed consolidated financial data set forth below has been derived by the application of pro forma adjustments to our historical financial statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. The unaudited pro forma consolidated financial data gives effect to the events discussed below as if they had occurred on January 1, 2007, in the case of the statement of income data, and September 30, 2008, in the case of the balance sheet and capital ratio data.

•	The issuance of $65,760,000 (minimum estimated proceeds) or $197,279,000 (maximum estimated proceeds) of preferred stock to the Treasury under the Capital Purchase Program.

•	The issuance of warrants to purchase 330,000 shares of United common stock (minimum estimated warrants to be issued) or warrants to purchase 989,000 shares of United common stock (maximum estimated warrants to be issued), assuming a purchase price of $29.92 per share (trailing 20-day United average share price as of November 14, 2008).

•	The investment of the proceeds of the Capital Purchase Program in securities with a projected before-tax yield of 5%.

     We present two sets of unaudited pro forma consolidated balance sheet data, including selected line items from our balance sheet and selected capital ratios, as of September 30, 2008. We also present two sets of unaudited pro forma condensed consolidated income statements for the year ended December 31, 2007 and the nine months ended September 30, 2008. In each presentation we provide adjustments to historical data based on both (i) an assumption that we receive the minimum estimated proceeds from the sale of preferred stock and issue the minimum number of warrants under the Capital Purchase Program, and (ii) an assumption that we receive the maximum estimated proceeds from the sale of preferred stock and issue the maximum number of warrants under the Capital Purchase Program. The pro forma financial data may change materially in both cases based on the actual proceeds received under the Capital Purchase Program if our application is approved by the Treasury and the timing and utilization of the proceeds, as well as certain other factors including the strike price of the warrants, any subsequent changes in United’s common stock price and the discount rate used to determine the fair value of the preferred stock.
     The information should be read in conjunction with our audited financial statements and supplementary financial information in the Form 10-K, our unaudited consolidated financial statements and supplementary financial information in the Form 10-Q and the financial information in the Form 8-K.
     The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or the issuance of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. In addition, as noted above, our application to participate in the Capital Purchase Program has not been approved by the Treasury. Accordingly, we can provide no assurance that the minimum or maximum estimated proceeds included in the following unaudited pro forma financial data will ever be received.
     We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Proxy Statement and those described in Part II, Items 7 and 7A of the Form 10-K; in Part I, Items 2 and 3 of the Form 10-Q; and in our other reports filed with the SEC, which are specifically incorporated by reference in this Proxy Statement.
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United Bankshares, Inc.
Pro Forma Consolidated Balance Sheet Data and Capital Ratios
(In Thousands)

	As of September 30, 2008
	(unaudited)
		Minimum (1%)	Maximum (3%)
	Actual	As Adjusted (1)	As Adjusted (2)
Cash and cash equivalents	$224,478	$224,478	$224,478

Investments	1,377,677	1,443,437 (3)	1,574,956 (3)
Loans, net of unearned income	5,911,618	5,911,618	5,911,618
Allowance for loan losses	57,556	57,556	57,556
Total assets	8,095,553	8,161,313	8,292,832
Deposits	5,504,471	5,504,471	5,504,471
Borrowings	1,747,097	1,747,097	1,747,097
Shareholders’ equity	$773,109	$838,869	$970,388

Tier 1 capital	$654,745	$720,505	$852,024

Risk based capital	722,933	788,693	920,212
Risk weighted assets	6,575,990	6,589,142 (3)	6,615,446 (3)
Average assets (QTR less intangibles)	$7,733,047	$7,798,807	$7,930,326

Tier 1 capital ratio	9.96%	10.93%	12.88%
Risk based capital ratio	10.99%	11.97%	13.91%
Leverage ratio	8.47%	9.24%	10.74%

(1)	Assumes the estimated minimum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($65,759,000).

(2)	Assumes the estimated maximum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($197,279,000).

(3)	Assumes proceeds of the preferred stock issuance are invested in securities.

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United Bankshares, Inc.
Pro Forma Condensed and Consolidated Statements of Income
Pro Forma Impact of Minimum and Maximum Estimated Proceeds and Warrants
(In Thousands, except per share data)

	Nine Months Ended September 30, 2008
	(unaudited)
		Minimum (1%)		Maximum (3%)
	Actual	As Adjusted (1)		As Adjusted (2)
Interest income	$326,725	$329,191	(3)	$334,123	(3)
Interest expense	137,158	137,158		137,158

Net interest income	189,567	192,033		196,965
Provision for credit losses	12,948	12,948		12,948

Net interest income after provision for credit losses	176,619	179,085		184,017

Noninterest income	48,123	48,123		48,123
Noninterest expense	124,473	124,473		124,473

Income before income taxes	100,269	102,735		107,667
Income taxes	29,834	30,568	(4)	32,035	(4)

Net income	$70,435	$72,167		$75,632

Effective dividend on preferred stock	—	2,985	(5)	9,056	(5)

Net income available to common shareholders	$70,435	$69,182		$66,576

Earnings per share:
Basic	1.63	1.60		1.54
Diluted	1.62	1.59		1.53

Average outstanding shares:
Basic	43,262,926	43,262,926		43,262,926
Diluted	43,418,755	43,418,755	(6)	43,418,755	(6)

(1)	Assumes the estimated minimum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($65,759,000), as well as the estimated minimum number of warrants issued (330,000).

(2)	Assumes the estimated maximum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($197,279,000), as well as the estimated maximum number of warrants issued (992,000).

(3)	Assumes proceeds of the preferred stock issuance are invested in securities with a before-tax yield of 5%.

(4)	Includes additional income tax expense attributable to the interest income from the investment of the proceeds.

(5)	Includes dividends paid at 5% on the preferred stock and accretion of the discount recorded at issuance.

(6)	Includes the increase in diluted shares outstanding, if any, of the warrants issued to the Treasury.

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United Bankshares, Inc.
Pro Forma Condensed and Consolidated Statements of Income
Pro Forma Impact of Minimum and Maximum Estimated Proceeds and Warrants
(In Thousands, except per share data)

	Year Ended December 31, 2007
		Minimum (1%)		Maximum (3%)
		As Adjusted (1)		As Adjusted (2)
	Actual	(unaudited)		(unaudited)
Interest income	$438,729	$442,017	(3)	$448,593	(3)
Interest expense	213,310	213,310		213,310

Net interest income	225,419	228,707		235,283
Provision for credit losses	5,330	5,330		5,330

Net interest income after provision for credit losses	220,089	223,377		229,953

Noninterest income	57,749	57,749		57,749
Noninterest expense	147,929	147,929		147,929

Income before income taxes	129,909	133,197		139,773
Income taxes	39,235	40,228	(4)	42,214	(4)

Net income	$90,674	$92,969		$97,559

Effective dividend on preferred stock	—	4,025	(5)	11,941	(5)

Net income available to common shareholders	$90,674	$88,944		$85,618

Earnings per share:
Basic	2.16	2.12		2.04
Diluted	2.15	2.11		2.02

Average outstanding shares:
Basic	41,901,422	41,901,422		41,901,422
Diluted	42,222,899	42,251,432	(6)	42,308,496	(6)

(1)	Assumes the estimated minimum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($65,759,000), as well as the estimated minimum number of warrants issued (330,000).

(2)	Assumes the estimated maximum net proceeds from the issuance of preferred stock under the Capital Purchase Program ($197,279,000), as well as the estimated maximum number of warrants issued (992,000).

(3)	Assumes proceeds of the preferred stock issuance are invested in securities with a before-tax yield of 5%.

(4)	Includes additional income tax expense attributable to the interest income from the investment of the proceeds.

(5)	Includes dividends paid at 5% on the preferred stock and accretion of the discount recorded at issuance.

(6)	Includes the increase in diluted shares outstanding, if any, of the warrants issued to the Treasury.

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Board’s Recommendation of Proposal
     The Board of Directors believes that the preferred stock is in the best interests of the Company and its shareholders because it is consistent with sound corporate governance principles and enhances the Company’s ability to take advantage of the Capital Purchase Program and other capital raising transactions, acquisitions and/or joint ventures.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE AMENDMENT OF ARTICLE VI OF THE ARTICLES OF INCORPORATION TO AUTHORIZE THE ISSUANCE OF PREFERRED STOCK.

DESCRIPTION OF THE PREFERRED STOCK
General
     The proposed amendment to the Articles of Incorporation would grant the Board of Directors the authority to issue 50,000,000 shares of preferred stock with the par value of $1.00 per share without further shareholder approval. The preferred stock would be issuable in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors.
Capital Purchase Program
     The following is a brief description of the terms of the shares (the “Preferred Shares”) of preferred stock that we may issue to the Treasury through the Capital Purchase Program. This description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects. The final terms of the Preferred Shares will be specified by resolution of our Board of Directors in a subsequent amendment to our Articles of Incorporation.
General
     Under our Articles of Incorporation, as proposed to be amended, we will have authority to issue up to 50 million shares of preferred stock with the par value of $1.00 per share. Pending approval of the amendment to our Articles of Incorporation as described in this Proxy Statement and the approval of the Treasury, we anticipate issuing approximately                     Preferred Shares, at a purchase price of $1,000 per shares, for an aggregate purchase price of approximately $                    , and a liquidation price of $1,000 per share, pursuant to the Capital Purchase Program based on our risk-weighted assets as of September 30, 2008. Subject to limitations on use of proceeds that may be specified by the Treasury, we intend to use the proceeds of the issuance of the Preferred Shares for general corporate purposes, which may include deploying such proceeds to strengthen the capital positions of our subsidiary banks. When issued, the Preferred Shares will be validly issued, fully paid and nonassessable. The holders of Preferred Shares will be entitled to receive cash dividends when, as and if declared out of assets legally available for payment in respect of the Preferred Shares by our Board of Directors or a duly authorized committee of the Board of Directors in their sole discretion. Dividends will be cumulative.
     Prior to the issuance of the Preferred Shares, we will have filed Articles of Amendment to our Articles of Incorporation with respect to the Preferred Shares with the Secretary of State of West Virginia. When issued, the Preferred Shares will have a fixed liquidation preference of $1,000 per share. If we liquidate, dissolve or wind up our affairs, holders of Preferred Shares will be entitled to receive, out of our assets that are available for distribution to shareholders, an amount per Preferred Share equal to the liquidation preference per Preferred Share plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. The Preferred Shares will not be convertible into our common stock or any other class or series of our securities and will not be subject to any sinking fund or any other obligation of us for their repurchase or retirement.

Ranking
     With respect to the payment of dividends and the amounts to be paid upon liquidation, the Preferred Shares will rank:

•	senior to our common stock and all other equity securities designated as ranking junior to the Preferred Shares; and

•	at least equally with all other equity securities designated as ranking on parity with the Preferred Shares as to payment of dividends or the amounts to be paid upon liquidation, as applicable.

     For as long as any Preferred Shares remain outstanding, unless all accrued and unpaid dividends for all prior Dividend Periods are fully paid:

•	no dividend whatsoever may be paid or declared on our common stock or other junior stock or other equity securities designated as ranking on parity with the Preferred Shares as to payment of dividends (“dividend parity stock”), other than, in the case of dividend parity stock, dividends paid on a pro rata basis with the Preferred Shares;

•	no common stock or other junior stock or dividend parity stock may be purchased, redeemed or otherwise acquired for consideration by us.

     Subject to the foregoing, such dividends (payable in cash, stock or otherwise), as may be determined by our Board of Directors (or a duly authorized committee of the board), may be declared and paid on our common stock and any other stock ranking equally with or junior to the Preferred Shares from time to time out of any funds legally available for such payment, and the Preferred Shares shall not be entitled to participate in any such dividend; provided, however, that the consent of the Treasury will be required for any increase in the dividends paid to the common stock until the earlier of (i) the third anniversary of the date of issue of the Preferred Shares and (ii) the date on which the Preferred Shares have been redeemed in whole or the Treasury has transferred all Preferred Shares to third parties.
Dividends
     Holders of Preferred Shares, in preference to the holders of our common stock and of any other shares of our stock ranking junior to the Preferred Shares as to payment of dividends, will be entitled to receive, only when, as and if declared by our Board of Directors or a duly authorized committee of the board, out of assets legally available for payment, cash dividends. The Preferred Stock will pay cumulative compounding dividends at a rate of 5.00% per annum until the fifth anniversary of the date of issuance, and thereafter at a rate of 9.00% per annum (the “Dividend Rate”), applied to the $1,000 liquidation preference price per share and will be paid quarterly in arrears on the 15th day of February, May, August and November of each year commencing on February 15, 2009 (each, a “Dividend Payment Date”), with respect to the Dividend Period, or portion thereof, ending on the day preceding the respective Dividend Payment Date. A “Dividend Period” means each period commencing on (and including) a Dividend Payment Date and continuing to (but not including) the next succeeding Dividend Payment Date, except that the first Dividend Period for the initial issuance of Preferred Shares will commence upon the date of original issuance of the Preferred Shares. Dividends will be paid to holders of record on the respective date fixed for that purpose by our Board of Directors or a committee thereof in advance of payment of each particular dividend.

     The amount of dividends payable per Preferred Share on each Dividend Payment Date will be calculated on the basis of a 360-day year consisting of twelve 30-day months.
     We are subject to various general regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to West Virginia state laws relating to the payment of dividends.
Conversion Rights
     The Preferred Shares will not be convertible into shares of any other class or series of our stock.
Redemption
     The Preferred Shares may not be redeemed prior to the third anniversary of the date of issuance, except with the proceeds of one or more Qualified Equity Offerings (as defined below) that results in proceeds to us of not less than 25% of the aggregate issue price of the Preferred Shares. A “Qualified Equity Offering” is the sale and issuance by us, following the date of issuance of the Preferred Shares, of perpetual preferred stock, common stock or combination of such stock for cash that qualifies as Tier 1 capital under the risk-based capital guidelines of the Federal Reserve. The Preferred Shares may be redeemed, in whole or in part, on any date after the third anniversary of the date of issuance the Preferred Shares, from any source of funds. Any such redemption will be at a cash redemption preference of $1,000 per Preferred Share., plus any unpaid dividends for all prior Dividend Periods for that Share, plus a pro rata portion of the dividend for the then-current Dividend Period to the redemption date. Holders of Preferred Shares will have no right to require the redemption or repurchase of the Preferred Shares.
     Following the redemption in whole of the Preferred Stock held by the Treasury or the Transfer by the Treasury of all the Preferred Stock to one or more third parties, United shall have the right to repurchase any other equity security of United held by the Treasury at fair market value.
     Under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Shares is subject to prior approval of the Federal Reserve. Subject to this limitation or of any outstanding debt instruments, we or our affiliates may from time to time purchase any outstanding Preferred Shares by tender, in the open market or by private agreement.
Liquidation Rights
     In the event that we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Preferred Shares will be entitled to receive an amount per Preferred Share (the “Total Liquidation Amount”) equal to the fixed liquidation preference of $1,000 per Preferred Share, plus any unpaid dividends for all prior Dividend Periods plus a pro rata portion of the dividend for the then-current Dividend Period to the date of liquidation. Holders of the Preferred Shares will be entitled to receive the Total Liquidation Amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Preferred Shares.
     If our assets are not sufficient to pay the Total Liquidation Amount in full to all holders of Preferred Shares and all holders of any shares of our stock ranking as to any such distribution on a parity with the Preferred Shares, the amounts paid to the holders of Preferred Shares and to such other shares will be paid pro rata in accordance with the respective Total Liquidation Amount for those holders. If the Total Liquidation Amount per Preferred Share has been paid in full to all holders of Preferred Shares and the liquidation preference of any other shares ranking on parity with the Preferred Shares has been paid in full, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Preferred Shares will be entitled to receive all of our remaining assets according to their respective rights and preferences.
     For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us will constitute a liquidation, dissolution or winding up of our affairs.
Voting Rights
     Except as indicated below or otherwise required by law, the holders of Preferred Shares will not have any voting rights.
     If and whenever the dividends on the Preferred Shares have not been declared and paid in an aggregate amount equal to at least six Dividend Periods (whether or not consecutive), the number of directors then constituting our Board of Directors will be increased by two. Holders of Preferred Shares, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of our Board of Directors (the “Preferred Stock Directors”) at any annual meeting of shareholders or any special meeting of the holders of Preferred Shares and any voting parity stock for which dividends have not been paid.
     Whenever all dividends on the Preferred Shares and any other cumulative voting parity stock have been paid in full and dividends on any non-cumulative voting parity stock have been paid for four consecutive quarters, then the right of the holders of Preferred Shares to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our Board of Directors will be reduced accordingly.
     So long as any Preferred Shares remain outstanding, the affirmative vote of the holders of at least two-thirds of the Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), will be required to:

•	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized shares of capital stock into Preferred Shares;

•	amend, alter or repeal the provisions of our Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof; or

•	effect any merger, exchange or similar transaction which would adversely affect the Preferred Shares;

provided, however, that with respect to the occurrence of any event set forth in the second bullet point above, so long as any Preferred Shares remain outstanding with the terms thereof materially unchanged or new shares of the surviving corporation or entity are issued with the same terms as the Preferred Shares, in each case taking into account that upon the occurrence of this event we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect any right, preference, privilege or voting power of the Preferred Shares or the holders thereof, and provided, further, that any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of any other series of common stock or other equity securities ranking on a parity with or junior to the Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up and any change to the number of directors or number of classes of directors shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
     Under West Virginia law, a majority vote of a quorum of the holders of a majority of the outstanding Preferred Shares, voting as a separate voting group, is required for:

•	certain amendments to the Articles of Incorporation impacting the Preferred Shares;

•	the approval of any dividend payable in Preferred Shares to holders of shares of another class or series of our stock; or

•	the approval of any proposed share exchange that includes the Preferred Shares.

     In addition, holders of the Preferred Shares will be able to vote together with the holders of all shares of common stock and other preferred stock entitled to vote, voting as a single group, on the approval of plans of merger, except that a majority vote of a quorum of the holders of a majority of the outstanding Preferred Shares, voting as a separate voting group, on the approval of a plan of merger is required if:

•	pursuant to the provisions of the plan of merger, the Preferred Shares are to be converted into shares or other securities, interest, obligations, rights to acquire shares or other securities, cash, other property or any combination of the foregoing; or

•	any provision in the plan of merger would, if contained in a proposed amendment to the articles of incorporation, require a separate vote.

     Each holder of Preferred Shares will have one vote per Preferred Share on any matter on which holders of Preferred Shares are entitled to vote, including any action by written consent.
     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of Preferred Shares to effect the redemption.
Regulatory Capital Treatment
     We expect the Preferred Shares to qualify as Tier I capital under the Federal Reserve’s risk-based capital guidelines applicable to bank holding companies.

Transferability
     The Preferred Shares will not be subject to any contractual restrictions on transferability, and we will be obligated to file a registration statement under the Securities Act of 1933, as amended, as promptly as practicable after issuing the Preferred Shares to the Treasury. The Treasury may transfer the Preferred Shares to third parties at any time.
ADDITIONAL TERMS OF
THE CAPITAL PURCHASE PROGRAM
     The following is a brief description of provisions of the Capital Purchase Program in addition to the terms of the preferred stock that may be issued by United pursuant to the program, as described under “Description of the Preferred Stock — Capital Purchase Program.” This description is based upon information currently available to us concerning the terms of the Capital Purchase Program and does not purport to be complete in all respects.
Warrants
Warrant: The Treasury will receive warrants (the “Warrants”) to purchase a number of shares of our common stock having an aggregate market price equal to 15% of the aggregate issue price of the Preferred Shares on the date of investment, subject to reduction as set forth below under “Reduction.” The initial exercise price for the Warrants, and the market price for determining the number of shares of common stock subject to the Warrants, shall be the market price for the common stock on the date of the Treasury’s acceptance of United’s application to participate in the Capital Purchase Program (calculated on a 20-trading day trailing average), subject to customary anti-dilution adjustments.
Term: 10 years
Exercisability: Immediately exercisable, in whole or in part, except as described below.
Transferability: The Warrants will not be subject to any contractual restrictions on transfer; provided that the Treasury may only transfer or exercise an aggregate of one-half of the Warrants prior to the earlier of (i) the date on which the we have received aggregate gross proceeds of not less than 100% of the aggregate issue price of the Preferred Shares from one or more Qualified Equity Offerings and (ii) December 31, 2009. We will file a shelf registration statement covering the Warrants and the common stock underlying the Warrants as promptly as practicable after the date of this investment and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also grant to the Treasury piggyback registration rights for the Warrants and the common stock underlying the Warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the Warrants and the common stock underlying the Warrants. We will apply for the listing on the national exchange on which our common stock is traded of the common stock underlying the Warrants and will take such other steps as may be reasonably requested to facilitate the transfer of the Warrants or the common stock.
Voting: The Treasury will agree not to exercise voting power with respect to any shares of our common stock issued to the Treasury upon exercise of the Warrants.
Reduction: In the event that the we have received aggregate gross proceeds of not less than 100% of the aggregate issue price of the Preferred Shares from one or more Qualified Equity Offerings on or prior to December 31, 2009, the number of shares of common stock underlying the Warrants then held by the

Treasury shall be reduced by a number of shares equal to the product of (i) the number of shares originally underlying the Warrants (taking into account all adjustments) and (ii) 0.5.
Substitution: In the event we are no longer listed or traded on a national securities exchange, the Warrants will be exchangeable (in whole or in part), at the option of the Treasury, for an economic interest (to be determined by the Treasury after consultation with us) in us classified as permanent equity under GAAP having fair market value (as determined by the Treasury) equal to the portion of warrants so exchanged.
Limits on Executive Compensation
     As a condition to the issuance of the Preferred Shares, we will agree to certain limits on executive compensation for our chief executive officer, chief financial officer and our next three most highly compensated officers. Specifically, we must

•	ensure that incentive compensation for any such executive does not encourage unnecessary and excessive risks that threaten our value;

•	implement a required clawback of any bonus or incentive compensation paid to any such executive based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any such executive; and

•	agree not to deduct for tax purposes executive compensation in excess of $500,000 for each such executive.

     Currently, we have identified the following plans and contracts that may require modification if we participate in the Capital Purchase Program: (i) Third Amended Employment Agreement for Richard M. Adams; (ii) Second Amended and Restated Supplemental Executive Retirement Agreement for Richard M. Adams; (iii) Amendment and First Restatement of the United Bankshares, Inc. Supplemental Executive Retirement Benefit for Steven E. Wilson, Richard M. Adams, Jr., James B. Hayhurst, James J. Consagra, Jr., and Joe L. Wilson; and (iv) Amended and Restated Change In Control Agreements for Steven E. Wilson, Richard M. Adams, Jr., James B. Hayhurst, James J. Consagra, Jr., and Joe L. Wilson. We will also modify any other plans and contracts identified during our ongoing due diligence.
Limitations on Share Repurchases
     Subject to limited exceptions, we will be prohibited from repurchasing shares of our capital stock (other than the Preferred Shares) until the earlier of (i) the third anniversary of the date of issue of the Preferred Shares and (ii) the date on which the Preferred Shares have been redeemed in whole or the Treasury has transferred all Preferred Shares to third parties.

PROPOSAL 2: ADJOURNMENT, POSTPONEMENT OR CONTINUATION OF THE
SPECIAL MEETING
          If at the Special Meeting, the number of shares of United’s common stock present or represented and voting in favor of the amendment to the Articles of Incorporation is insufficient to approve Proposal One, United’s management may move to adjourn, postpone or continue the Special Meeting in order to enable its Board of Directors to continue to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation. In that event, you will be asked to vote only upon the adjournment, postponement or continuation proposal and not Proposal One.
          In this proposal, United is asking you to authorize the holder of any proxy solicited by its Board of Directors to vote in favor of adjourning, postponing or continuing the Special Meeting and any later adjournments. If United’s shareholders approve the adjournment, postponement or continuation proposal, United could adjourn, postpone or continue the Special Meeting, and any adjourned session of the Special Meeting, to use the additional time to solicit additional proxies in favor of the proposal to amend the Articles of Incorporation, including the solicitation of proxies from shareholders that have previously voted against the proposal to amend United’s Articles of Incorporation. Among other things, approval of the adjournment, postponement or continuation proposal could mean that, even if proxies representing a sufficient number of votes against the proposal to amend the Articles of Incorporation have been received, United could adjourn, postpone or continue the Special Meeting without a vote on the proposal to amend the Articles of Incorporation and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the amendment to the Articles of Incorporation.
          The adjournment, postponement or continuation proposal requires that holders of more of United’s shares vote in favor of the adjournment, postponement or continuation proposal than vote against the proposal. According, abstentions and broker non-votes will have no effect on the outcome of the proposal. No proxy that is specifically marked AGAINST the proposal to amend the Articles of Incorporation will be voted in favor of the adjournment, postponement or continuation proposal, unless it is specifically marked FOR the discretionary authority to adjourn, postpone or continue the Special Meeting to a later date.
          United’s Board of Directors believes that if the number of shares of its common stock present or represented at the Special Meeting and voting in favor of the proposal to amend the Articles of Incorporation is insufficient to approve the amendment, it is in the best interests of the shareholders to enable the Board of Directors, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the amendment.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO ADJOURN, POSTPONE OR CONTINUE THE SPECIAL MEETING.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGMENT
Beneficial Ownership of Directors and Named Executive Officers
     As of October 27, 2008, directors of the Company owned beneficially, directly or indirectly, the number of shares of common stock indicated in the preceding table.
     The following table sets forth certain information regarding the directors’ beneficial ownership of common stock of United as of October 27, 2008:

	Shares of Common
	Stock of the Company
	Beneficially Owned (c)
	Number of	Number of	Percent
Name of Director	Shares(a)(b)	Options	of Class
Richard M. Adams	600,405	222,000	1.89%
Robert G. Astorg	34,084	—	*
W. Gaston Caperton, III	25,483	—	*
Lawrence K. Doll	3,528	23,000	*
Theodore J. Georgelas	44,764	—	*
F. T. Graff, Jr.	28,600	—	*
John M. McMahon	250,000	—	*
J. Paul McNamara	119,856	—	*
G. Ogden Nutting	654,656	—	1.51%
William C. Pitt, III	4,450	—	*
Donald L. Unger	42,159	—	*
Mary K. Weddle	5,428	—	*
Gary G. White	34,500	—	*
P. Clinton Winter, Jr.	497,185	—	1.15%

*	Indicates the director owns less than 1% of United’s issued and outstanding shares.

Footnotes:

(a)	Includes stock held by United Bank’s (WV) Trust Department which shares beneficial ownership as described in this footnote. The following directors each exercise voting authority over the number of shares indicated as follows: Mr. R. Adams, 19,151 shares; Mr. Astorg, 16,902 shares; and Mr. Graff, 22,500 shares; The non-director executive officers as a group exercise voting authority over 7,223 shares. United Bank’s (WV) Board of Directors exercises voting authority over 1,993,267 shares held by United Bank’s (WV) Trust Department. All of these shares are included in the 4,644,561 shares held by all directors, nominees and executive officers as a group. Also includes shares pledged as collateral as follows: Mr. R. Adams, 28,000 shares; Mr. Astorg, 21,000 shares; Mr. Blair, 75,535 shares; Mr. Georgelas, 43,964 shares; Mr. McMahon, 180,000 shares; Mr. White, 31,000 shares; and Mr. Winter, 89,996 shares.

(b)	Beneficial ownership is stated as of October 27, 2008, including shares of common stock that may be acquired within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

(c)	Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 38,493 shares; Mr. Astorg, 17,182 shares; Mr. Caperton, 25,483 shares; Mr. Georgelas, 2,100; Mr. Graff, 2,100 shares; Mr. McNamara, 40,800 shares; Mr. Nutting, 654,656 shares; and Mr. Winter, 45,916 shares.

     The following table sets forth certain information regarding the named executive officers’ beneficial ownership of common stock of United as of October 27, 2008:

	Shares of Common
	Stock of the Company
	Beneficially Owned(1)
	Number	Percent
Name of Officer	of Shares	of Class
Richard M. Adams	822,405	1.89%
Steven E. Wilson	216,654	0.50%
James B. Hayhurst, Jr.	151,702	0.35%
James J. Consagra, Jr.	78,037	0.18%
Richard M. Adams, Jr.	82,083	0.19%

Footnotes:

(1)	The amounts shown represent the total shares owned directly and indirectly by such named executive officers. The number of shares includes shares that are issuable upon the exercise of all stock options currently exercisable, as follows: Mr. R. Adams, 222,000; Mr. S. Wilson, 108,400; Mr. Hayhurst, 71,000; Mr. Consagra, 62,500 and Mr. R. Adams, Jr., 39,702. Unless otherwise indicated, beneficial ownership shares listed represent sole voting power. The following number of shares may be held in the name of spouses, children, certain relatives, trust, estates, and certain affiliated companies as to which shared voting and/or shared investment powers may exist: Mr. R. Adams, 38,493; Mr. S. Wilson, 8; Mr. Hayhurst, 22,116, and Mr. R. Adams, Jr., 8,174. Also includes shares pledged as collateral as follows: Mr. R. Adams, 28,000; Mr. S. Wilson, 67,230; and Mr. Hayhurst, 73,532.
     All directors, nominees and executive officers as a group beneficially owned 5,242,613 shares or 11.94% of the Company’s common stock.
Principal Shareholders of United
     The following table lists each shareholder of United who is the beneficial owner of more than 5% of United’s common stock, the only class of stock outstanding, as of October 27, 2008. For purposes of this determination, the number of shares of United’s common stock beneficially owned by any person or persons is calculated as a percentage of the total number of shares of United’s common stock issued and outstanding as of October 27, 2008 plus the number of shares of United’s common stock that may be acquired by such person within sixty (60) days of that date through the exercise of stock options pursuant to United’s Stock Option Plans.

Title of	Name and Address of Beneficial	Amount and Nature of		Percent of
Clas	Owner	Beneficial Ownership		Class
Common Stock	United Bank (WV) Trust Department	2,059,043	(1)	4.75	%(1)
	514 Market Street, Parkersburg,
	WV 26101 (2,059,043 shares or 4.75% are registered under the nominee
	name of Parbanc Co.)
Common Stock	Barclays Global Investors, NA	2,144,619	(2)	4.95	%(2)
	45 Fremont Street,
	San Francisco, CA 94105

Footnotes:

(1)	United Bank (WV), a wholly-owned subsidiary of United and its Trust Department, holds in fiduciary or agency capacity 2,059,043 shares or 4.75% of United’s stock. The investment authority for these shares is held by the Trust Department and is exercised by United Bank’s (WV) Board of Directors. Of these total shares, the Trust Department holds sole voting authority for 1,993,267 shares or 4.60% of United’s outstanding common stock which is exercised by United Bank’s (WV) Board of Directors.

(2)	Barclays Global Investors, NA (Barclays) manages institutional portfolios and the Barclays Global Investors family of mutual funds and iShares, Barclays proprietary exchange-traded funds. Barclays owns 2,144,619 or 4.95% of United’s stock. Of these total shares, Barclays holds sole voting authority for 1,578,404 shares or 3.64% of United’s outstanding common stock. Barclays’ address and holdings are based solely on a Schedule 13G filing with the Securities and Exchange Commission dated January 22, 2008 made by Barclays setting forth information as of December 31, 2007.

Related Shareholder Matters
     The following table discloses the number of outstanding options granted by United to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans, as of October 27, 2008. The table provides this information for equity compensation plans that have and have not been approved by shareholders.

Number of securities
	Number of Securities		remaining available for
	to be issued upon	Weighted-average	future issuance under
	exercise of	exercise price of	equity compensation
Plan Category	outstanding options	outstanding options	plans

Equity Compensation Plans approved by Shareholders	1,546,337	$30.53	1,245,450

Equity Compensation Plans not approved by Shareholders (1)	—	—	—

Total	1,546,337	$30.53	1,245,450

Footnotes:

(1)	The table does not include information for equity compensation plans assumed by United in connection with mergers and acquisitions and pursuant to which there remain outstanding options (collectively, “Assumed Plans”), which include the following: Century Bancshares, Inc., GrandBanc, Inc., Sequoia Bancshares, Inc. and Premier Community Bankshares, Inc. A total of 273,903 shares of United common stock may be purchased under the Assumed Plans, at a weighted average exercise price of $12.64. No further grants may be made under any Assumed Plan. In addition, the table does not include stock options for 20,378 shares of Company stock arising under a deferred compensation plan assumed in the 1998 merger with George Mason Bankshares, Inc. (GMBS). The deferred compensation plan granted stock options to former directors of GMBS. These options carry no exercise price, contain no expiration date, and are eligible for dividends. Options are fully vested and can be exercised at any time. Other than additional options granted through reinvestment of dividends received, United does not issue additional options under this deferred compensation plan.
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REQUIREMENTS, INCLUDING DEADLINES, FOR SUBMISSION OF PROXY
PROPOSALS, NOMINATIONS OF DIRECTORS, AND OTHER BUSINESS OF SHAREHOLDERS
FOR 2009 ANNUAL MEETING
Nomination of Directors
     Shareholder nominations for Directors may be made only if such nominations are made in accordance with the procedures set forth in Article II, Section 5 of the Restated Bylaws of United, which section, in full, is set forth below:
Section 5. Nomination of directors. Directors shall be nominated by the Board prior to the giving of notice of any meeting of shareholders wherein directors are to be elected. Additional nominations of directors may be made by any shareholder; provided that such nomination or nominations must be made in writing, signed by the shareholder and received by the Chairman or President no later than ten (10) days from the date the notice of the meeting of shareholders was mailed; however, in the event that notice is mailed less than thirteen (13) days prior to the meeting, such nomination or nominations must be received no later than three (3) days prior to any meeting of the shareholders wherein directors are to be elected.
Stock Transfers
     United Bankshares, Inc. common stock is listed on the NASDAQ Global Select Market. The quotation symbol is “UBSI.”
Shareholder Proposals for 2009 Annual Meeting
     Presently, the next annual meeting of United shareholders is scheduled for May 18, 2009. Any shareholder proposals to be presented at the 2009 Annual Meeting must be received at the principal office of United no later than December 11, 2008. If the scheduled date for the 2009 Annual Meeting is changed by more than thirty (30) days, shareholders will be informed of the new meeting date and the revised date by which shareholder proposals must be received.
Shareholder Account Maintenance
     BNY Mellon Shareowner Services LLC acts as our Transfer Agent. All communications concerning accounts of shareholders of record, including address changes, name changes, inquiries as to requirements to transfer common shares and similar issues can be handled by contacting the Shareholder Relations Department, (304) 424-8800, or by writing to us at the corporate offices located at United Square, Fifth and Avery Streets, Parkersburg, West Virginia 26101.
Shareholder Communications
     Shareholders of United may communicate with the Board of Directors, including non-management directors, by sending a letter to UBSI Board of Directors, c/o Steven Wilson, Corporate Secretary, 514 Market Street, Parkersburg, WV 26101. Communications sent by qualified shareholders for proper, non-commercial purposes will be transmitted to the Board of Directors or appropriate committee as soon as practicable.

     If the personnel responsible for receiving and processing the communications determine that the substance of the communication is not of a type that is appropriate for delivery to the Board of Directors, the personnel shall take the following action:

•	if the communication is in respect of an individual grievance or other interest that is personal to the party submitting the communication, the personnel shall determine if there exists a standing body or department of the Company which is authorized to deal with communications of this type and, if so, shall forward the communication to that body or department, and shall inform the person submitting the communication of this action; otherwise, the personnel shall take no further action with respect to such communication;

•	if the communication appears to advocate United’s engaging in illegal activity, the personnel shall refer the communication to counsel, which may be counsel in United’s legal department, and if counsel confirms this assessment, the personnel shall take no further action with respect to such communication;

•	if the communication appears to contain offensive, scurrilous or abusive content, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication; and

•	if the communication appears to have no rational relevance to the business or operations of United, the personnel shall refer the communication to a senior officer of United, and if the officer confirms this assessment, the personnel shall take no further action with respect to such communication.

     If a communication is not presented to the directors because the personnel responsible for receiving and processing the communications deems that it is not appropriate for delivery to the directors under these procedures, that communication must nonetheless be made available to any director to whom it was directed and who wishes to review it.
FORM 10-K
     The Company will furnish without charge to each person whose proxy is being solicited, upon the request of any such person, a copy of the Company’s annual report on Form 10-K for 2007. Requests for copies of such report should be directed to Shareholder Relations, United Bankshares, Inc., P.O. Box 1508, Parkersburg, West Virginia 26102.
     Whether or not you plan to attend the Meeting, please mark, sign, date and promptly return the enclosed proxy in the enclosed envelope. No postage is required for mailing in the United States.

By Order of the Board of Directors

Richard M. Adams
Chairman of the Board and
Chief Executive Officer
                                        , 2008

APPENDIX A

PROPOSED AMENDMENT TO UNITED BANKSHARES, INC.
ARTICLES OF INCORPORATION, AS AMENDED
          The proposed amendment to Article VI of the United Articles of Incorporation has been marked by striking through the text to be deleted and underlining the text to be added:
     “VI. A. The amount of authorized capital stock of the Corporation is Three Hundred Million Dollars ($300,000,000.00), which shall be divided into One Hundred Million (100,000,000.00) shares of common stock with the par value of Two Dollars and Fifty Cents ($2.50) per share and Fifty Million (50,000,000) shares of preferred stock with the par value of One Dollar ($1.00) per share.”
     B. The authorized shares of preferred stock of the Corporation may be issued from time to time in one or more series as determined by the Corporation’s Board of Directors, which is also authorized to determine the number of shares authorized for issuance in each series.
     C. All shares of a series of preferred stock shall have preferences, limitations, and relative rights identical with those of other shares of the same series. The Board of Directors is authorized to determine the preferences, limitations, and relative right, of each series of shares, including but not limited to authorizing one or more series of preferred stock that:
          1. Have special, conditional or limited voting rights, or no right to vote, except to the extent prohibited by Chapter 31D of the West Virginia Code;
          2. Are redeemable or convertible: (a) at the option of the Corporation, the shareholder, or another person or upon the occurrence of a designated event; (b) for cash, indebtedness, securities, or other property; or (c) in a designated amount or in an amount determined in accordance with a designated formula or by reference to extrinsic data or events;
          3. Entitle the holders to distributions calculated in any manner, including dividends that may be cumulative, noncumulative, or partially cumulative; or
          4. Have preference over any other class of shares with respect to distributions, including dividends and distributions upon the dissolution of the corporation.

A-1

     D. The preferences, limitations, and relative rights of each series of preferred shares shall be determined by the Board of Directors before issuing such shares and shall be expressed in articles of amendment that shall be effective without shareholder approval and shall be delivered to the Secretary of State of the State of West Virginia for filing pursuant to Chapter 31D, Article 6, Section 602 of the West Virginia Code, as amended, and as permitted by Chapter 31D, Article 8, Section 825 of the West Virginia Code, as amended.

A-2

II UNITED ^V BANKSHARE&, INC. Tiir LiuiLTiNor. i6 at: thi h t.>r ^nvn hMJS for Address Change or Please Mark Here Comments 1. To approve an amendment to Article VI of United Bankshares, Inc.’s Articles of Incorporation to authorize the issuance of preferred shares. FOR AGAINST ABSTAIN 2. To grant management the authority to adjourn, postpone or continue the Special Meeting. AGAINST ABSTAIN 3. In their discretion, upon any other business which may properly come before the meeting or any adjournment thereof. FOR AGAINST ABSTAIN THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. DATED: .................... , 2008 (Signature Or Signatures) “PLEASE MARK INSIDE BOXES SO THAT DATA PROCESSING EQUIPMENT WILL PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE
RECORD YOUR VOTES” ......... ENCLOSED ENVELOPE •»¦ FOLD AND DETACH HERE •»¦ WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET TELEPHONE http://www.proxyvoting.com/ubsi 1-866-540-5760 Use the internet to vote your proxy. OR Use any touch-tone telephone to vote Have your proxy card in hand when your proxy. Have your proxy card in If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON DECEMBER , 2008 This proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and our Annual Report, are available free of charge on the following website: www.ubsi-inc.com. CONTROL NUMBER RESTRICTED AREA BAR CODE AREA RESTRICTED

UNITED BANKSHARES, INC. PROXY FOR 2008 SPECIAL SHAREHOLDERS’ MEETING Know all men by these presents that the undersigned shareholder(s) of United Bankshares, Inc., Charleston, West Virginia does hereby nominate, constitute and appoint James J. Consagra, Jr. and Steven E. Wilson or either one of them, with full power to act alone as the true and lawful attorneys for the undersigned with full power of substitution for and in the name, place and stead of the undersigned to vote all the common stock of United Bankshares, Inc., standing in the undersigned’s name on its books on October 31, 2008, at the 2008 Special Meeting of Shareholders to be held at on December ___, 2008 at , local time or any adjournments thereof, with all the powers the undersigned would possess if personally present as follows: The undersigned acknowledges receipt of the Notice and Proxy Statement dated      , 2008, and hereby revokes all proxies previously given by the undersigned for said meeting. This proxy confers authority to vote “FOR” the propositions listed below unless otherwise indicated. The Board of Directors recommends a vote “FOR” the proposals below. If any matter shall properly come before the meeting, or any adjournments thereof, this proxy will be voted on such matters in accordance with the judgment of the above proxies, based upon the conditions then prevailing and any recommendation of the Board of Directors. This proxy is solicited on behalf of the Board of Directors of United Bankshares, Inc. and may be revoked prior to its exercise. Continued, and to be marked, dated and signed, on the other side. All joint owners must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE -^ IIUNITED
V BANK5HARE5, INC. Special Meeting of United Bankshares, Inc. _, December ___, 2008 at You can now access your UNITED BANKSHARES, INC. account online. Access your United Bankshares, Inc. shareholder account online via Investor ServiceDirect® (ISD). The transfer agent for United Bankshares, Inc., now makes it easy and convenient to get current information on your shareholder account.
· View account status • View payment history for dividends · View certificate history • Make address changes · View book-entry information • Obtain a duplicate 1099 tax form · • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time